Exhibit 5.1

Mark Migliaccio	Campbell Soup Company
Chief Counsel – Securities and Corporate Finance	1 Campbell Place
Camden, NJ 08103
856-342-6131 Phone
856-342-3936 Fax
mark_migliaccio@campbellsoup.com

March 19, 2015

Campbell Soup Company

Campbell Place

Camden, New Jersey 08103-1799

Re: Campbell Soup Company – $300,000,000 3.300% Notes due 2025

Ladies and Gentlemen:

Reference is made to (i) the Registration Statement on Form S-3 (File No. 333-199007) filed by Campbell Soup Company, a New Jersey corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for the purpose of registering an indeterminate amount of the Company’s debt securities (the “Debt Securities”) to be offered from time to time, (ii) the Prospectus dated September 29, 2014 (the “Prospectus”), included in the Registration Statement, relating to the Debt Securities and (iii) the Prospectus Supplement dated March 16, 2015 (the “Prospectus Supplement”) to the Prospectus, relating to the offer and sale by the Company under the Registration Statement of $300,000,000 of its 3.300% Notes due 2025 (the “Notes”).

The Notes will be issued pursuant to the provisions of the Indenture dated as of March 19, 2015 (the “Indenture”) between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and sold pursuant to an Underwriting Agreement dated March 16, 2015 among the Company and Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters (the “Underwriters”) named therein (the “Underwriting Agreement”).

As Chief Counsel – Securities and Corporate Finance of the Company, I am familiar with all corporate and other proceedings taken by the Company in connection with the Registration Statement, the Indenture and the Notes. In such capacity, I have examined originals or copies, certified to my satisfaction, of such documents, certificates or other statements of public officials and corporate officers of the Company and such other papers as I have deemed relevant and necessary in order to give the opinion hereinafter set forth. In this connection, I have assumed the genuineness of signatures on, and the authenticity of, all documents so examined. As to any facts material to this opinion that were not independently established by me, I relied on such certificates or other statements of public officials and officers of the Company with respect to the accuracy of factual matters contained therein.

Based upon the foregoing examination and review, I am of the opinion that the Notes have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered and paid for by the Underwriters pursuant to the Underwriting Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Notes are to be issued, provided that I express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In rendering the opinion above, I have assumed that (i) the Trustee has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) the execution, delivery and performance by the Trustee of each document to which it is a party are within its corporate powers.

I am a member of the Bar of the Commonwealth of Pennsylvania and the Bar of the State of New York and hold a Limited License for In-House Counsel in the State of New Jersey. The foregoing opinions are limited to the law of the State of New York, the corporate law of the State of New Jersey and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and to the reference to me under the caption “Legal Opinions” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Mark Migliaccio
Mark Migliaccio Chief Counsel – Securities and Corporate Finance

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